Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on October 8, 2011, to be effective as of the Effective Date (as hereinafter defined), by and between Harris Corporation (the “Company”) and William M. Brown (the “Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to serve the Company, in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Term of Employment. Subject to the provisions of Section 9 of this Agreement, the Executive shall be employed by the Company for a period commencing on November 1, 2011 (the “Effective Date”) and ending on October 31, 2016 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with November 1, 2016 and on each November 1 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or the Executive provides the other party hereto 180 days prior written notice before such Extension Date that the Employment Term shall not be so extended.

2. Position.

(a) During the Employment Term, the Executive shall serve as the Chief Executive Officer and President of the Company. In his position as Chief Executive Officer and President, the Executive will be the highest ranking executive officer of the Company and shall have the full powers, responsibilities and authorities customary for the chief executive officer of corporations of the size, type and nature of the Company, together with such other powers, authorities and responsibilities as may reasonably be assigned to him by the Board of Directors of the Company (the “Board”). The Executive shall report solely and directly to the Board.

(b) The Executive will be appointed to serve as a member of the Board no later than April 1, 2012. Thereafter, at each annual meeting of the Company’s stockholders during the Employment Term, the Board will nominate Executive to serve as a member of the Board. The Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of the Executive’s employment for any reason, the Executive will be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by the Executive, as of the end of the Executive’s employment and the Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

(c) During the Employment Term, the Executive shall devote the Executive’s full business time, energy and best efforts to the performance of the Executive’s duties hereunder and shall not engage, directly or indirectly, in any other business, profession, occupation or investment, for compensation or otherwise, which would conflict or interfere with the rendition of such services, without the prior written consent of the Board; provided that nothing herein shall preclude the Executive, subject to the prior approval of the Board (which consent shall not be unreasonably withheld), from (i) accepting appointment to or continuing to serve on any board of directors (or board of trustees) of any charitable organization, (ii) serving on one board of any business company or other business organization or (iii) from managing his personal investments, in each case so long as such activities do not conflict or interfere with the performance of the Executive’s duties hereunder or his obligations under Section 10 or Section 11, it being understood that the provisions of this Section 2(c) shall not be construed as preventing the Board from approving the Executive’s service on more than one business company or business organization board. During the Employment Term, the Executive shall comply with the Company’s written Code of Business Conduct, as in effect from time to time and provided to the Executive.

(d) The Executive’s principal place of employment during the Employment Term shall be located at the Company’s principal headquarters at Melbourne, Florida, subject to reasonable travel requirements in performance of the Executive’s duties.

3. Base Salary. During the Employment Term, the Company shall pay the Executive a base salary at the annual rate of $800,000, payable in regular installments in accordance with the Company’s usual payroll practices. The Board (or the compensation committee thereof (the “Committee”)) shall review the Executive’s base salary at least annually, and the Executive shall be entitled to such increases in the Executive’s base salary, if any, as may be determined in the sole discretion of the Board (or the Committee). The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary” and may only be reduced under the circumstances described in Section 9(c)(ii)(A).

4. Annual Cash Bonus. The Executive will be eligible to receive an annual cash incentive compensation award under the Company’s Annual Incentive Plan or any successor to such plan (referred to herein as the “AIP”) in respect of each fiscal year of the Company during the Employment Term, with a target payment of not less than 100% of the Base Salary in effect at the beginning of such fiscal year (or in the case of the fiscal year ending June 29, 2012, the Base Salary in effect as of the Effective Date), subject to the terms and conditions of the AIP, and further subject to such performance goals, criteria or targets reasonably determined by the Committee in its sole discretion in respect of each such fiscal year (each such annual bonus, an “Annual Bonus”). The Executive shall have the opportunity to make suggestions to the Committee prior to the determination of the performance goal(s) for the AIP for each performance period starting with the fiscal year beginning June 30, 2012, but the Committee will have final power and authority concerning the establishment of such goal(s). The Board or Committee shall also determine whether the applicable performance goals or criteria have been attained and determine payouts with respect to the AIP. The Annual Bonus for the fiscal year ending on June 29, 2012 (“Fiscal 2012”) shall not be subject to pro-ration and shall be determined as if the Executive were employed for the entire fiscal year. The Annual Bonus, if any, shall be paid to the Executive within two and one-half (2 1/2) months after the end of the applicable fiscal year.

5. Signing Bonus; Long-Term Incentive Awards.

(a) Signing Bonus. On or around January 16, 2012, subject to the Executive’s continued employment by the Company to such date, the Company shall pay to the Executive, in cash, a signing bonus of $4.5 million (the “Signing Bonus”); provided, however, that in the event that the Executive’s employment with the Company terminates for a reason described in Section 9(a) hereof (i) prior to the date that is six (6) months after the Effective Date, the Executive shall repay to the Company, within 30 days of such termination, the full amount of the Signing Bonus; (ii) on or following the date that is six months after the Effective Date but prior to first anniversary of the Effective Date, the Executive shall repay to the Company, within 30 days of such termination, two-thirds (2/3rds) of the Signing Bonus; and (iii) following the first anniversary of the Effective Date but prior to the date that is eighteen months following the Effective Date, the Executive shall repay to the Company, within 30 days of such termination, one third (1/3rd) of the Signing Bonus. No repayment of the Signing Bonus shall be required in the event of a termination of the Executive’s employment on or following the date that is eighteen months following the Effective Date.

(b) Initial Grants. As of the Effective Date, the Committee shall grant to the Executive, pursuant to the Harris Corporation 2005 Equity Incentive Plan (the “Plan”), the long-term incentive awards described in Section 5(b)(i), 5(b)(ii) and 5(b)(iii) (together, the “Initial Grants”).

(i) Option Grant. The Initial Grant shall include an award of non-qualified options to purchase Company common stock. Such grant shall be with respect to 194,731 shares of Company common stock and shall vest with respect to 33 1/3% of the shares subject thereto on each of the first three anniversaries of the Effective Date, subject to the Executive’s continued employment with the Company to the applicable date. The stock option granted to the Executive as part of the Initial Grant shall: (i) have a 10-year maximum term; (ii) have an exercise price equal to the fair market value of the Company’s common stock on the Effective Date (determined in accordance with the Plan); and (iii) in all other respects be subject to the terms and conditions of the Plan, the applicable stock option award agreement under which such grants are made and the other documents governing such award (except as expressly set forth in this Agreement).

(ii) Two-Year Performance Share Unit Grant. The Initial Grant shall include an award of 56,165 performance share units relating to the fiscal 2012 – 2013 performance period which shall become eligible to vest based on the attainment of performance goals relating to cumulative operating income and return on invested capital subject to a total shareholder return adjustment. Such goals shall be the same as are currently in place with respect to the Company’s recent LTIP grants for the fiscal 2012-

2013 portion of the fiscal 2012-2014 performance period. The payout due with respect to the performance share units shall be determined by the Board (or Committee) after the end of fiscal 2013 based on the Company’s performance. Performance share units which are earned for such performance period shall vest with respect to 50% of such units on July 1, 2013 and 50% of such units on July 1, 2014, subject to the Executive’s continued employment with the Company to such date. The performance share units shall be paid out in an equivalent number of shares of common stock of the Company as soon as practicable following the applicable vesting date, but in no event later than the fifteenth (15th) day of the third month following the applicable vesting date, and in all other respects shall be subject to the terms and conditions of the Plan, the applicable performance share unit award agreement under which such grant is made and the other documents governing such award (except as expressly set forth in this Agreement). The performance share units shall not be subject to pro-ration for the period from the beginning of the performance period until the Effective Date.

(iii) Three-Year Performance Share Unit Grant. The Initial Grant shall also include an award of 42,792 performance share units relating to the fiscal 2012 – 2014 performance period which shall become eligible to vest based on the attainment of performance goals relating to cumulative operating income and return on invested capital subject to a total shareholder return adjustment. Such goals shall be the same as are currently in place with respect to the Company’s recent LTIP grants for the fiscal 2012-2014 performance period. The payout due with respect to the performance share units shall be determined by the Board (or Committee) after the end of fiscal 2014 based on the Company’s performance. Performance share units which are earned for such performance period shall be paid out in an equivalent number of Shares of common stock of the Company as soon as practicable following the end of the performance period, but in no event later than the fifteenth (15th) day of the third month following the expiration of the performance period, and in all other respects shall be subject to the terms and conditions of the Plan, the applicable performance share unit award agreement under which such grant is made and the other documents governing such award (except as expressly set forth in this Agreement). The performance share units shall not be subject to pro-ration for the period from the beginning of the performance period until the Effective Date.

(c) LTIP Options and Performance Share Units. As of the Effective Date, as part of the Company’s normal annual equity grant, the Executive shall also be granted (1) an LTIP award of 40,118 performance share units relating to the fiscal 2012 – 2014 performance period and (2) a non-qualified option with respect to 171,821 shares of Company common stock. The performance share award shall vest based on the attainment of performance goals relating to cumulative operating income and return on invested capital subject to a total shareholder return adjustment. Such goals shall be the same as are currently in place with respect to the Company’s recent LTIP grants for the 2012-2014 performance period. The payout due with respect to the performance share units shall be determined by the Board (or Committee) after the end of fiscal 2014 based on the Company’s performance. Performance share units which are earned for such performance period shall be paid out in an equivalent number of Shares of common stock of the Company as soon as practicable following the end of the performance period, but in no event later than the fifteenth (15th) day of the third month following the expiration of the performance period, and in all other respects shall be subject to the terms and conditions of the Plan, the applicable performance share unit award agreement under which such grant is made and the other documents governing such award (except as expressly set forth in this Agreement). The performance share units shall not be subject to pro-ration for the period from the beginning of the performance period until the Effective Date. The stock option award shall vest with respect to 33 1/3% of the shares subject thereto on each of the first three anniversaries of the Effective Date, subject to the Executive’s continued employment with the Company to the applicable date. Such stock option award shall: (i) have a 10-year maximum term; (ii) have an exercise price equal to the fair market value of the Company’s common stock on the Effective Date (determined in accordance with the Plan); and (iii) in all other respects be subject to the terms and conditions of the Plan, the applicable stock option award agreement under which such grant is made and the other documents governing such award (except as expressly set forth in this Agreement).

(d) Future Long-Term Incentives. With respect to the fiscal year commencing June 30, 2012 and each subsequent fiscal year during the Employment Term, the Executive shall be considered for additional long-term incentive awards. Any such award (and the terms thereof) shall be determined by the Board (or the Committee) in its sole discretion; provided, however, that any future grants to Executive shall be on terms no less favorable than those that apply to the other senior executives generally; and provided, further, that for long-term incentive awards made during each of the Company’s 2013 and 2014 fiscal years, the aggregate target value of such awards shall be at least 375% of the Base Salary at the start of the relevant performance or vesting period.

(e) Recovery of Executive Compensation. The Executive acknowledges and agrees that incentive compensation paid to the Executive with respect to his employment with the Company (including, but not limited to, the compensation described in Sections 4 and 5 hereof) shall be subject to the terms of the plan and/or the Company’s policies on the recovery of executive compensation (sometimes referred to as “clawback”) as in effect from time to time.

6. Other Compensation Matters.

(a) Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in the Company’s employee welfare, 401(k), deferred compensation and benefit and perquisite plans and policies in accordance with their terms as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company. During the Employment Term, the Executive shall be entitled to vacation consistent with Company practice and policy for senior level executives, but not less than four (4) weeks’ annual vacation (pro rated for partial years).

(b) CIC Severance Agreement. On or as soon as administratively practicable after the Effective Date, the Company and the Executive will enter into an Executive Change in Control Severance Agreement (a “CIC Severance Agreement”) in

the form filed by the Company as Exhibit (10)(o) to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2010 (except as modified by the following sentence), provided that the multiplier used in Section 3(a)(2) of the CIC Severance Agreement to determine the Executive’s lump sum severance amount pursuant to such clause shall be two (2). In the event of a change in control of the Corporation (as defined in the CIC Severance Agreement), the Executive shall be entitled to the compensation and benefits and other rights provided under the CIC Severance Agreement if his employment terminates under the circumstances provided under the CIC Severance Agreement, provided, however, such compensation and benefits shall be in lieu of any compensation or benefits receivable by the Executive under this Agreement; and provided, further, that to the extent that any compensation and benefits provided under the CIC Severance Agreement are in lieu of compensation and benefits that otherwise would be provided under this Agreement and that constitute a deferral of compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (“Code Section 409A”), the time and form of payment of such compensation and benefits shall be as provided in this Agreement.

7. Business Expenses. During the Employment Term, reasonable business expenses incurred by the Executive in the performance of the Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8. Relocation and Moving Expenses. The Company shall reimburse the Executive for reasonable moving expenses incurred by the Executive and his family with respect to their relocation from the Executive’s primary residence to the Company’s current headquarters, such reimbursement in all other respects to be in accordance with the Company’s relocation policy (but without regard to any limitation on when such expenses must be incurred in order to be reimbursable) and applicable law. In addition, for a maximum of one year commencing with the Effective Date, the Company shall reimburse the Executive for the reasonable costs incurred by him for temporary housing in the area of the Company’s headquarters in a manner consistent with the Company’s relocation policy.

9. Termination. The Employment Term and the Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that the Executive will be required to give the Company at least thirty (30) days advance written notice of any resignation of the Executive’s employment. The provisions of this Section 9 shall exclusively govern the Executive’s rights upon termination of employment with the Company and its affiliates, except to the extent that the CIC Severance Agreement governs as set forth in Section 6(b) above.

(a) By the Company For Cause or By the Executive Other Than as a Result of a Constructive Termination.

(i) The Employment Term and the Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon the Executive’s resignation other than as a result of a Constructive

Termination (as defined in Section 9(c)); provided that the Executive will be required to give the Company at least thirty (30) days advance written notice of a resignation other than as a result of a Constructive Termination.

(ii) For purposes of this Agreement, “Cause” shall mean:

(A) the Executive’s substantial and continual failure or refusal to perform his material duties under this Agreement (other than any failure resulting from the Executive’s illness or Disability), it being understood that the good faith decisions of the Executive relating to the conduct of the Company’s business or the Company’s business strategy will not constitute a failure or refusal to perform his duties under the Agreement;

(B) a willful breach by the Executive of any material provision of this Agreement, including without limitation, Sections 10, 11 or 13(j) hereof;

(C) any reckless or willful misconduct (including action or failures to act) by the Executive that causes material harm to the business or reputation of the Company or its subsidiaries;

(D) any unexcused, repeated or prolonged absence from work by the Executive (other than as a result of, or in connection with, sickness, injury or Disability (as defined in Section 9(b)) during a period of ninety (90) consecutive days;

(E) the Executive’s conviction for the commission of a felony (including entry of a nolo contendere plea) or the Executive’s indictment for the commission of a felony under the federal securities laws;

(F) the Executive’s embezzlement or willful misappropriation of the property of the Company or any of its subsidiaries or affiliates;

(G) the Executive’s willful and substantial violation of a material Company policy that is generally applicable to all employees or all officers of the Company (including the Company’s Standards of Business Conduct); or

(H) a failure by the Executive to cooperate in an internal Company investigation after being instructed by the Board to cooperate.

For purposes of the foregoing definition, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Except for actions or circumstances which, in the reasonable good faith judgment of the Board cannot be cured, the Executive will have thirty (30) calendar days from his receipt of notice from the Company setting forth in reasonable detail the circumstances constituting Cause within which to cure. The Executive’s termination of employment will not be considered to be for Cause unless it is approved by a three-quarters (3/4) vote of the members of the entire Board called and held for such purpose and at which the Executive, together with counsel, has an opportunity to be heard. In the event that the Executive’s employment is terminated for Cause on the basis of an indictment described in clause (E) above and the charge against the Executive is subsequently dismissed, or the Executive is acquitted thereof, then the Executive’s termination shall be re-characterized as a termination without Cause, and the Executive shall be entitled to the compensation and benefits provided for in Section 9(c) of this Agreement

(iii) If the Executive’s employment is terminated by the Company for Cause, or if the Executive resigns other than as a result of a Constructive Termination, the Executive shall repay the Signing Bonus (to the extent required to do so under Section 5(a)) and be entitled to receive only the following:

(A) the Base Salary and accrued and unpaid vacation time through the date of termination;

(B) any earned but unpaid Annual Bonus under the AIP for the prior fiscal year;

(C) reimbursement, within sixty (60) days following submission by the Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of the Executive’s termination of employment; and

(D) such Employee Benefits, if any, as to which the Executive may be entitled under the employee benefit plans of the Company under the terms of such plans (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following a termination of the Executive’s employment by the Company for Cause or resignation by the Executive other than as a result of a Constructive Termination, except as set forth in this Section 9(a)(iii), the Executive shall have no further rights to any compensation or any other benefits from the Company or any subsidiary or affiliate, under this Agreement or otherwise. Without limiting the generality of the foregoing, all vested or unvested equity-based awards then held by the Executive with respect to the Company shall be forfeited immediately upon a termination of the Executive’s employment by the Company for Cause.

Upon a resignation by the Executive other than as a result of a Constructive Termination, the treatment of all vested or unvested equity-based awards then held by the Executive with respect to the Company shall be governed by the applicable plan and award agreements.

(b) Disability or Death.

(i) The Employment Term and the Executive’s employment hereunder shall terminate upon the Executive’s death and may be terminated by the Company as a result of the Executive’s Disability. For purposes of this Agreement, “Disability” shall have the meaning set forth in Code Section 409A.

(ii) Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive or the Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) vesting of any equity-based awards then held by the Executive with respect to the Company, if and to the extent provided in the applicable plan and award agreements.

Following the Executive’s termination of employment due to death or Disability, except as set forth in this Section 9(b)(ii), the Executive shall have no further rights to any compensation or any other benefits from the Company or any subsidiary or affiliate, under this Agreement or otherwise.

(c) By the Company Without Cause or Resignation by the Executive as a result of Constructive Termination.

(i) The Employment Term and the Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or by the Executive as a result of a Constructive Termination.

(ii) For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon the occurrence, without the consent of the Executive, of any of the following: (A) a reduction in the amount of the Executive’s then current Base Salary or target AIP, other than any reduction that is also applicable in a substantially similar manner and proportion to the other senior executives of the Company; (B) the removal of the Executive from his position as Chief Executive Officer or President of the Company; (C) the assignment to the Executive of duties or responsibilities which are materially inconsistent with the Executive’s positions; (D) any requirement by the Company that the Executive relocate his principal place of employment to a location other than the Company’s principal headquarters; (E) the failure of the Company to appoint the Executive to the Board prior to May 1, 2012 or to nominate the Executive for reelection to the Board upon expiration of his term at any subsequent annual meeting of the Company’s stockholders during the Employment Term;

(F) a failure by the Company to obtain the assumption of this Agreement by a successor of the Company in accordance with Section 13(h) hereof; (G) a delivery by the Company of a notice not to renew the Employment Term pursuant to Section 1 hereof or (H) the Company’s termination of the indemnification agreement referred to in Section 13(b) hereof without entering into a replacement or successor agreement with the Executive, or making other appropriate indemnification arrangements in favor of the Executive, on terms reasonably acceptable to the Executive and no less favorable to him than to the Company’s other senior executives; provided that any of the events described in clauses (A)-(D) of this Section 9(c)(ii) shall constitute a Constructive Termination only if the Company fails to cure such event within thirty (30) days after receipt from the Executive of written notice of the event which constitutes a Constructive Termination; and provided, further, that a “Constructive Termination” shall cease to exist for an event or circumstance on the ninetieth (90th) day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given the Company written notice thereof prior to such date.

(iii) Subject to clause (iv) below, if the Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if the Executive resigns as a result of a Constructive Termination, the Executive shall be entitled to receive, subject to Section 9(c)(iv), the following:

(A) the Accrued Rights;

(B) a prorated Annual Bonus for the fiscal year of termination based upon the achievement of performance objectives, pro-rated based on the number of days elapsed in such fiscal year through and including the date of the Executive’s termination of employment and payable at the time and in the form that apply to other AIP participants;

(C) severance payments, paid in substantially equal monthly installments over the 24-month period commencing in the month following the month in which the termination occurs (subject to Section 13(g) hereof), in an aggregate amount equal to two times the sum of (x) the Executive’s then-current Base Salary (or, if higher, the Base Salary in effect before any reduction in Base Salary in violation of this Agreement) and (y) the target Annual Bonus for the year of termination based on such Base Salary;

(D) Company-paid COBRA continuation medical benefits for the Executive (and his eligible dependents) for a period of eighteen (18) months following the Executive’s termination date; and

(E) Any outstanding equity-based awards then held by the Executive shall be treated in the following manner, subject to the Executive’s compliance with the provisions of Sections 10(a), 10(b) and 11 hereof:

(1)	the option grant described in Section 5(b)(i) hereof shall become fully vested and exercisable immediately prior to the termination of the Executive’s employment and such option (whether such option becomes vested immediately prior to termination or was previously vested) shall remain outstanding for the one-year period following such termination of employment (or, if shorter, for the remaining term of such option);

(2)	each other option to acquire shares of the Company’s common stock which ordinarily vests based solely on the Executive’s continued employment shall (A) continue to vest in accordance with its ordinary vesting schedule (disregarding such termination) for the two-year period following the termination date at which time any remaining unvested portion of the option shall be forfeited, and (B) to the extent vested, remain outstanding for the twenty-seven month period following the termination date ((or, if shorter, for the remaining term of such option);

(3)	with respect to each performance share unit or performance restricted stock unit which ordinarily vests, in whole or in part, based on attainment of performance criteria: (A) if such termination occurs prior to the end of the applicable performance period, such units shall remain outstanding and eligible to vest for the remainder of the applicable performance period, with any such vesting remaining subject to the attainment of the applicable performance goals and any requirement for the Executive to remain employed for a subsequent vesting period following the completion of the applicable performance period shall be waived; provided, that, the number of shares deliverable with respect to such awards shall be pro-rated based upon the portion of the applicable performance period which has elapsed as of the date of termination (and the remainder of such award shall be forfeited); provided further, that no pro-ration will apply to the awards described in Section 5(b)(ii) and Section 5(b)(iii) hereof and (B) if such termination occurs after the end of the applicable performance period and there is a requirement for the Executive to remain employed for a subsequent vesting period, such requirement shall be waived and the number of shares earned with respect to such performance period shall become fully vested; and

(4)	any equity-based or other incentive award not described in clauses (1), (2) or (3) above shall be treated in the manner set forth in the applicable plan and award agreement.

Following the Executive’s termination of employment by the Company without Cause (other than by reason of the Executive’s death or Disability) or by the Executive’s resignation as a result of a Constructive Termination, except as set forth in this Section 9(c)(iii), the Executive shall have no further rights to any compensation or any other benefits from the Company or any subsidiary or affiliate, under this Agreement or otherwise.

(iv) The Company’s obligation to make the payments or provide the benefits described in Section 9(c)(iii)(B), (C), (D) and (E) shall be subject to the delivery to the Company by the Executive of an executed release of claims (the “Release”) in favor of the Company and its affiliates, consistent in substance with the releases of claims used at the time by the Company in connection with separations of senior corporate executives generally, within forty-five (45) days of the date of the Executive’s termination (and the Executive’s failure to revoke such Release) and delivery to the Company within such period of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

(d) No Other Termination Payments or Benefits. Except as expressly set forth in this Agreement, following any termination of the Executive’s, the Executive shall have no further rights to any compensation or any other benefits from the Company or any subsidiary or affiliate.

(e) Notice of Termination. Any purported termination of employment by the Company or by the Executive (other than due to the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

10. Certain Covenants.

(a) For a period of two years following the termination of the Executive’s employment with the Company, the Executive shall not, directly or indirectly (without the Company’s prior written consent): (a) hold a 5% or greater equity (including stock options, whether or not exercisable), voting or profit participation interest in a “Competitive Enterprise” (as hereinafter defined), or (b) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise (as defined below) and in connection with the Executive’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity: (i) that is substantially related to any activity that the Executive was engaged in with the Company or its affiliates during the 12 months prior to the termination of the Executive’s employment, (ii) that is substantially related to any activity for which the Executive had direct or indirect managerial or supervisory responsibility with the Company or its affiliates during the 12 months prior to the termination of the Executive’s employment, or (iii) that calls for the application of specialized knowledge or skills substantially related to those used by the Executive in the Executive’s activities with the Company or its affiliates. For purposes of this Agreement, “Competitive Enterprise” means any business enterprise that engages, directly or through one or more affiliates, in any activity that competes anywhere in the world with any activity engaged in by the Company’s reportable operating segments, as described in the Company’s most recent Form 10-K filed prior to the date of the termination of employment.

(b) For a period of two years following the termination of the Executive’s employment with the Company, the Executive shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) “Solicit” (as hereinafter defined) any “Customer” (as hereinafter defined) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) transact business with any Customer that would cause the Executive to be engaged in or be associated with a Competitive Enterprise, (iii) interfere with or damage any relationships between the Company and a Customer or a Vendor (each as defined below), (iv) Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior six (6) months) to resign from the Company or to apply for or accept employment with any other business or enterprise. For purposes of this Agreement, a “Customer” means any customer or prospective customer of the Company or its affiliates whose identity became known to the Executive in connection with the Executive’s relationship with or employment by the Company or its affiliates; “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action; and a “Vendor” means any person or entity that provides goods or services to the Company or its affiliates;

(c) The Executive agrees that, during the Employment Term and for two years thereafter, the Executive will not directly or indirectly (either through the Executive’s own efforts or through the efforts of any third person) make or publish, or cause to be made, any statement, observation or opinion, whether oral or written, that criticizes, disparages, defames, or otherwise impugns the character, integrity or reputation of any of the Company and its affiliated companies and their officers, directors or employees or the Company’s products or services; and the Company agrees that, during the Employment Term and for two years thereafter, the Company will not, (through official announcements or Company statements), and shall instruct its senior executives and Board members not to, directly or indirectly, make or publish, or cause to be made, any statement, observation or opinion, whether oral or written, to third parties that criticizes, disparages, defames, or otherwise impugns the character, integrity or reputation of the Executive. The above shall not preclude the Executive or the Company from providing truthful testimony in response to legal subpoena or as required by law, provided that the Executive or the Company, as the case may be, gives the other party notice of such subpoena and reasonably cooperates with the other party in any action it may bring to limit or restrict the scope of the disclosure and the Company shall not be precluded by this Section 10(c) from making truthful statements in required filings under the securities laws.

(d) The Executive agrees that the restrictions contained in this Section 10 are an essential inducement for the Company’s entry into this Agreement and that but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

(e) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) The Executive acknowledges that (i) while employed by the Company, he will have access to and/or acquire and assist in the development of confidential and proprietary information, inventions, and trade secrets relating to the present and anticipated business and operations of the Company and its affiliates which is not generally known to the public, including without limitation: research projects; manufacturing processes; sales and marketing methods; business opportunities; marketing plans; sales forecasts and product plans; distributor and customer pricing information; personnel data regarding employees of the Company and its affiliates, including salaries; and other information of a similar confidential nature not available to the public (collectively, “Confidential Information”); and (ii) such Confidential Information will be disclosed to the Executive in confidence and only for the use of the Company. The Executive agrees that at all times during and following the Executive’s employment with the Company, he shall keep secret and retain in strictest confidence, and shall not use or disclose, directly or indirectly, any Confidential Information; provided, however, that nothing in this Agreement shall prevent the Executive from disclosing Confidential Information (i) that becomes publicly available or (ii) in response to any subpoena or court order, provided, however, that prior to making any such disclosure, the Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

(ii) Upon termination of the Executive’s employment with the Company for any reason, the Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Executive is or becomes aware

(iii) The Company may disclose to any actual or prospective future employer of the Executive the provisions of Sections 10 and 11 of this Agreement.

(b) Intellectual Property.

(i) If the Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to the Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), the Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If the Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during the Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), the Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) The Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv) The Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure the Executive’s signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v) The Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. The Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that the Executive remains at all times bound by their most current version that has been provided to him.

12. Specific Performance. The Executive acknowledges and agrees that (i) the business in which the Company and its affiliates are engaged is intensely competitive, (ii) the Executive will, during his employment with the Company, have access to and develop Confidential Information, (iii) the Executive will have access to and develop trade secret information as defined by Florida Stat. § 688.002(4), (iv) the Executive will have access to and develop client, customer, vendor, employee and other important relationships while employed by the Company, (v) the Executive will have, by virtue of his positions with the Company and the business community, a special and unique set of skills and talents, and (vi) the covenants set forth in Sections 10 and 11 are reasonable and necessary for the protection and continuity of the business and good will of the Company and its affiliates, and that, due to the proprietary nature of the business of the Company and its affiliates, the restrictions set forth in this Agreement are reasonable as to duration and scope. The Executive further acknowledges and agrees that irreparable injury will result to the Company if the Executive breaches such covenants, and that in the event of the Executive’s actual or threatened breach of any of these covenants, the Company will have no adequate remedy at law. The Executive accordingly agrees that (A) in the event of any actual or threatened breach or non-performance by the Executive of any of the covenants set forth in Sections 10 or 11, the Company shall be entitled to injunctive and other equitable relief from any court of competent jurisdiction, without the necessity of showing actual monetary damages or the posting of a bond or other security and (B) in the event of any actual and material breach of the covenants set forth in Sections 10(a), 10(b) or 11, no further payments or benefits (including, without limitation, treatment of equity-based awards under Section 9(c)(iii)(E)) shall be made or provided to the Executive under this Agreement. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of laws principles thereof.

(b) Entire Agreement/Amendments. This Agreement, along with the agreements evidencing the Initial Grants and the grants contemplated by Section 4(c) hereof, the CIC Severance Agreement and the Company’s standard form of indemnification agreement attached hereto and incorporated herein (which shall be entered into by the Executive in connection with his becoming Chief Executive Officer), contains the entire understanding of the parties with respect to the employment of the Executive by the Company and supersedes all prior agreements and understandings (including verbal agreements) between the Executive and the Company and/or its affiliates regarding the terms and conditions of the Executive’s employment with the Company and/or its affiliates. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) No Set Off; No Mitigation. The Company’s obligation to pay the Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or its affiliates. The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment.

(g) Compliance with Code Section 409A. Payments and benefits under this Agreement are intended to be exempt from or to meet the requirements of Code Section 409A, and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with this Section 13(g). If the Executive is a “Specified Employee” under the Harris Corporation Specified Employee Policy for 409A Arrangements with respect to the date of the Executive’s termination of employment, then no such payment shall be made or commence during the period beginning on the date of the Executive’s termination of employment and ending on the date that is six months following the date of the Executive’s termination of employment or, if earlier, on the date of the Executive’s death, if the earlier making of such payment would result in tax penalties being imposed on the Executive under Code Section 409A. The amount of any payment that otherwise would be paid to the Executive hereunder during this period shall instead be paid to the Executive on the first business day coincident with or next following the date that is six months and one day following the date of the Executive’s termination of employment or, if earlier, within ninety (90) days following the death of the Executive. Payments with respect to reimbursements of expenses shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, and any right to reimbursement is not subject to liquidation or exchange for cash or another benefit. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Code Section 409A, including without limitation for the purpose of applying the exclusion from Code Section 409A for certain short-term deferral amounts.

(h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. The provisions of Sections 7, 8, 9, 10, 11, 12 and 13(b) of this Agreement shall survive any expiration of the Employment Term, termination of this Agreement or the Executive’s termination of employment, as shall such other terms of this Agreement which must so survive in order to effectuate their intent.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company, addressed to:

Harris Corporation

1025 West NASA Boulevard

Melbourne, Florida 32919

Attn: General Counsel

With a copy to : Lead Independent Director and Chairman

If to the Executive, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records.

(j) Executive’s Representation. The Executive hereby represents to the Company (which representation has been relied upon by the Company in entering into this Agreement) that: (i) Executive has reviewed this Agreement with Executive’s counsel; and (ii) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other similar agreement or policy to which the Executive is a party or otherwise bound, other than as previously disclosed by the Executive to the Company or its representatives. Without limiting the representation in clause (ii) of the preceding sentence, the Executive represents that he has provided the Company with a copy of any employment agreement or other similar agreement or policy or the relevant provisions thereof to which the Executive is a party or otherwise bound.

(k) Company’s Representation. The Company hereby represents and warrants to the Executive (which representation has been relied upon by the Executive in entering into this Agreement) that the execution, delivery and performance of this Agreement by the Company have been duly and validly authorized and the Agreement is a valid and binding agreement of the Company enforceable in accordance with its terms.

(l) Cooperation. The Executive shall provide the Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder. This provision shall survive any termination of this Agreement. Any request by the Company for the Executive’s cooperation following termination of his employment shall be subject to the Executive’s business and other personal commitments and shall not be required to the extent that, in the reasonable good faith judgment of the Executive, such cooperation could reasonably be expected to expose the Executive to civil or criminal liability. The Executive shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for his reasonable out-of-pocket expenses for such cooperation (including travel costs and reasonable legal fees to the extent the

Executive reasonably believes that separate representation is warranted and obtains the Company’s consent in writing, which consent shall not be unreasonably withheld).

(m) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(o) Arbitration. Except as otherwise provided in Section 12 of this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orlando, Florida by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

(p) Legal Fees. The Company shall reimburse the Executive for the legal fees, incurred by the Executive in connection with the negotiation and execution of this Agreement, up to a maximum of $25,000. Such reimbursement shall be made by the Company within twenty days of the Executive’s submission to the Company of an invoice or invoices from counsel, which submission shall be made no later than December 10, 2011.

(q) Effectiveness of Agreement. Notwithstanding any other provision hereof, in the event that the Executive does not commence employment with the Company as contemplated in Section 1, this Agreement shall be null and void, ab initio, and of no force or effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HARRIS CORPORATION

/s/ Lewis Hay III
By: Lewis Hay III Title: Lead Independent Director

Attest:

/s/ Scott T. Mikuen
Scott T. Mikuen
Vice President, General Counsel and Secretary

EXECUTIVE

/s/ William M. Brown

21